Exhibit 10.20

*** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

SKINMEDICA, INC.

5909 SEA LION PLACE, SUITE H

CARLSBAD, CALIFORNIA 92008

STRICTLY PRIVATE AND CONFIDENTIAL

December 30, 2004

Dow Pharmaceutical Sciences

1330A Redwood Way

Petaluma, California 94954-1169

Ladies and Gentlemen:

As we have discussed, SkinMedica, Inc. (“SkinMedica”) is interested in (i) expanding the licensed territory under that certain Development and License Agreement (the “Desonide Agreement”) dated as of June 16, 2003 between SkinMedica and Dow Pharmaceutical Sciences (“Dow”) and (ii) exploring the possibility of licensing or acquiring certain additional intellectual property rights of Dow related to its hydrogel technology used in conjunction with topical steroids as described more particularly in the enclosed term sheet.

1. Fee. In consideration of the amendment and for the exclusivity period and right of first refusal set forth below, SkinMedica agrees to pay to Dow a nonrefundable fee of *** on or before December 31, 2004 (the “Fee”). Dow acknowledges that such payment shall be subject to the approval of SkinMedica’s Board of Directors.

2. Expansion of Licensed Territory. Subject to Dow’s timely receipt of the Fee, SkinMedica and Dow hereby agree to amend and restate Section 2.1 of the Desonide Agreement as follows:

“2.1	Subject to the terms and conditions of this Agreement, DOW hereby grants to SKINMEDICA a worldwide, exclusive right and license: (i) under the Licensed Patent, to make or have made, use, and sell the Licensed Product in the Field; and (ii) to utilize the Licensed Know-How to make or have made, use, and sell the Licensed Product in the Field (sometimes collectively the ‘SKINMEDICA Licenses’). The foregoing shall not be construed to limit DOW’s rights to use or practice under the Licensed Know-How or the Licensed Patent (a) outside the scope of the SKINMEDICA Licenses or (b) for the purposes of performing its responsibilities under this Agreement, including the Development Plan.”

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

All other terms of the Desonide Agreement shall remain unchanged. Capitalized terms used below in this letter, and not otherwise defined, shall have the meaning assigned to them in the Desonide Agreement.

3. Exclusivity Period. Subject to Dow’s timely receipt of the Fee, from the date of this letter agreement until the earlier of (i) March 31, 2005 or (ii) the execution of a definitive license agreement between SkinMedica and Dow pertaining to the enclosed term sheet (the “Exclusivity Period”):

•	Dow will not sell, license, offer for sale, offer for license or agree to sell or license any of its rights or assets that are the subject of the term sheet or the transaction proposed therein; and

•	neither Dow nor any of Dow’s subsidiaries, directors, officers, employees, affiliates, agents, advisors or representatives will, directly or indirectly, initiate contact with, solicit or encourage any inquiries or proposals from, or participate in any discussions or negotiations with, any other corporation, person or other entity concerning any such transaction.

Dow agrees that any such discussions or negotiations with any party other than SkinMedica in progress as of the date of this letter agreement will be suspended during the Exclusivity Period, and in no event will Dow accept or enter into any agreement with any party other than SkinMedica concerning any such transaction during the Exclusivity Period. The Exclusivity Period may be extended by the mutual agreement of the parties. Dow will notify SkinMedica immediately upon receipt by Dow (or any of its subsidiaries, directors, officers, employees, affiliates, agents, advisors or representatives) during the Exclusivity Period of any proposal for, or inquiry with respect to, any transaction or request described in the preceding paragraph.

4. Right of First Refusal. Subject to Dow’s timely receipt of the Fee, if at any time prior to June 30, 2005, Dow or any of its Affiliates develops or acquires any rights to, or plans to offer a license with respect to, any topical aqueous gel compound or other product (other than a product containing ***) with application in the Field and covered by a Valid Claim under the Licensed Patent, Dow shall offer, or cause its applicable Affiliate to offer, to SkinMedica such rights upon terms and conditions developed in good faith by Dow. Such offer shall be made in the form of a written term sheet, describing the rights and all economic terms in reasonable detail (the “Offer”). Dow shall cooperate with SkinMedica in its due diligence review including, but not limited to, providing SkinMedica with projections for development cost of such potential candidates. SkinMedica shall have *** to negotiate the licensing of the applicable candidate for development by giving Dow written notice of such election. During such *** period, both SkinMedica and Dow shall conduct any such negotiations in good faith.

In the event SkinMedica does not exercise its right to negotiate with Dow, or the parties otherwise fail to come to terms within *** period of negotiation, Dow or its Affiliate, as applicable, shall then have the right to offer the same rights to any other third party on terms that are consistent with (or more expensive or onerous than, from the third party’s perspective) those offered to SkinMedica by Dow in the Offer or, if applicable, the last draft of a definitive agreement proposed by Dow to SkinMedica in the parties’ good faith negotiations. In the event that Dow enters into any definitive agreement with a third party with respect to a development candidate that was the subject of an Offer to SkinMedica in accordance with the foregoing, Dow shall provide SkinMedica with written confirmation signed by an officer of Dow certifying that Dow has complied with the provisions of this letter.

5. Term Sheet. The enclosed term sheet serves as a non-binding indication of interest and should not be considered a binding offer or agreement. The proposed transaction is subject to the completion of our due diligence review, the negotiation and execution of a definitive license agreement and the satisfaction of the other conditions outlined in the term sheet.

6. Announcements. The parties will not make any public announcement concerning this letter agreement, discussions relating to a possible transaction between them, except to the extent required by applicable law and then only if the other party, to the extent practicable, is given reasonable notice of such disclosure and an opportunity to review and comment thereon.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7. Expenses. Each party will pay its own expenses incident to this letter agreement, any definitive agreements and the transaction proposed by the term sheet (whether or not the transaction is consummated), including counsel fees and accounting fees.

8. Prior Letter Agreement. This letter agreement and the enclosed term sheet shall supersede and replace in its entirety that certain letter agreement and related term sheet between SkinMedica and Dow dated December 13, 2004.

9. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

If this letter correctly sets forth our understanding, please so indicate by signing two duplicate originals of this letter in the space provided below and returning one original to us. We look forward to hearing from you soon.

Very truly yours,

SKINMEDICA, INC.

By:	/s/ Diane S. Goostree
Name: Diane S. Goostree
Title: Senior Vice President

Agreed to as of December 30, 2004:

DOW PHARMACEUTICAL SCIENCES

By:	/s/ Steven R. Smith
Name: Steven R. Smith
Title: Vice President Marketing and Business Development